American National Bankshares Inc.
Announces Authorization of a Share Repurchase Program

For more information, contact:
Jeffrey V. Haley
President & Chief Executive Officer
American National Bankshares Inc.
haleyj@amnb.com
434.773.2259

Traded: NASDAQ Global Select Market        Symbol: AMNB

FOR IMMEDIATE RELEASE:         November 19, 2015

Danville, VA — American National Bankshares Inc. (NASDAQ: AMNB) today announced that its Board of Directors has authorized a share repurchase program to purchase up to 300,000 shares of the Company’s outstanding common stock, par value $1.00 per shares on the open market or in privately negotiated transactions. The repurchase program is authorized through December 31, 2017. The actual timing, number and value of shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, including the market price of the shares, general market and economic conditions, applicable legal requirements and other conditions. Shares repurchased will be returned to the status of authorized and unissued shares of common stock.

The new stock repurchase authorization is in addition to the existing stock repurchase program approved by the Board of Directors on April 15, 2014, which has approximately 43,000 shares remaining for repurchase and will continue to be utilized until such authorization is completed or expires now at December 31, 2017.

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.5 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $733 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com. Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."
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